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Exhibit 10.1

155 FEDERAL STREET

Boston, Massachusetts

LEASE

By and Between

KNH REALTY TRUST

and

POINT THERAPEUTICS, INC.

TABLE OF CONTENTS

Reference Data		iii
I—	Parties and Premises	1
II—	Term	1
III—	Rent and Other Charges	1
	3.01—Yearly Fixed Rent	1
	3.02—Definition of Operating Costs	1
	3.03—Tenant's Share of Operating Costs	3
	3.04—Tax Increase	3
	3.05—Payments on Account	4
	3.06—Late Charge and Interest Clause	4
IV—	Construction of Premises	4
V—	Electricity	5
VI—	Services Provided by Landlord	5
VII—	Tenant's Covenants	6
VIII—	Subordination And Non-Disturbance	8
IX—	Casualty and Taking	9
X—	Landlord's Remedies	10
XI—	Waiver of Subrogation	10
XII—	Tenant Estoppel	10
XIII—	Miscellaneous	11
	13.01—Waivers	11
	13.02—Notices	11
	13.03—Successors and Assigns	11
	13.04—Definition of "Tenant"	11
	13.05—Notice of Lease	11
	13.06—Headings	11
	13.07—Hold Over	11
	13.08—Letter of Credit	12
	13.09—Option To Extend	13
	13.10—Expansion Space Right of First Offer	14
	Exhibit A—Plan of Leased Area
	Exhibit B—Rules and Regulations
	Exhibit C—Landlord's Work
	Exhibit D—Subordination, Non-disturbance, and Attornment Agreement

ii

REFERENCE DATA

        As used in this lease, the following terms shall have the respective meanings set forth below:

Lease Execution Date:	March 16, 2005
Tenant:	Point Therapeutics, Inc. a Delaware corporation
Tenant's Original Address:	125 Summer Street, Boston, MA 02110
Term Commencement Date:	June 15, 2005
Leased Area:	Approximately 14,493 rentable square feet located on the 4th floor, as shown in Exhibit A, attached hereto.
Escalation Factor:	7.62%
Expiration Date:	June 14, 2010.
Rent Commencement Date:	December 1, 2005
Yearly Fixed Rent rate:	$27.00 per RSF per annum.
Yearly Fixed Rent amount:	$32,609.25 per month; $391,311.00 per year.
Operating Cost Base / Real Estate Tax Base:	Tenant shall pay as additional rent its proportionate share of any increases in Building operating expenses above a base of actual operating costs incurred during Calendar Year 2006 and its proportionate share of any increases in real estate taxes above a Fiscal Year of 2006 tax based upon a fully occupied Building
Letter of Credit:	$300,000.00.
Signage:	Building standard signage shall be installed at Landlord's expense in the Building lobby directory and at the Tenant entrance.
Access:	Twenty-four hours per day seven days per week.
Permitted Use:	General office use.
Brokerage:	Tenant Warrants and represents that it has dealt with no other broker or agent in this transaction other than Lincoln Property Company and NAI/Hunneman Commercial Company.

iii

ARTICLE I—PARTIES AND PREMISES

        JOHN F. POWER, JOHN NILES and LOUIS H. HAMEL, JR., Trustees of KNH REALTY TRUST under Declaration of Trust dated January 29, 1981 and recorded with Suffolk County Registry of Deeds at Book 9664, Page 114, as from time to time amended (hereinafter referred to as "Landlord"), hereby leases unto Tenant the Leased Area (hereinafter referred to as the "Premises") to be contained in the Building (hereinafter referred to as the "Building") known and numbered as 155 Federal Street, Boston, Massachusetts, substantially as shown on the plan attached hereto as Exhibit A and made a part hereof, provided, however, that Landlord excepts and reserves from said Premises and to Landlord all hallways, stairways, shaftways, mechanical areas, and elevators serving other parts of said Building together with the right to maintain, use, repair and replace pipes, ducts, wires, meters and any other equipment, machinery, apparatus and fixtures located in said Premises and serving other parts of said Building. Tenant shall have the right, in common with others so entitled, to use the common areas and facilities of the Building, which serve the Premises, including without limitation the loading dock and freight elevator. For all purposes of this lease said Premises shall be deemed to contain the Premises Net Rentable Floor Area and said Building shall be deemed to contain a total of 190,365 square feet of net rentable floor area as reasonably determined by Landlord using BOMA (Building Owners and Manager Association) measurement standards typically used in the downtown Boston office market. Said Premises shall be used by Tenant only for the Permitted Use.

ARTICLE II—TERM

        TO HAVE AND TO HOLD said Premises for the term commencing on the Term Commencement Date and ending on the Expiration Date, unless sooner terminated as herein provided. Notwithstanding the foregoing, in the event that Landlord shall not have completed the Landlord's Work (as described in the first paragraph of Article IV) on or before the Term Commencement Date, the Term Commencement Date, Rent Commencement Date and the Expiration Date shall be extended by the period of any such delay and the parties shall enter into an agreement in recordable form setting forth the Term Commencement Date, Rent Commencement Date, and the Expiration Date as so extended, but Landlord shall not be liable for such delay, nor shall the validity of this lease or the obligations of Tenant hereunder be otherwise affected.

ARTICLE III—RENT AND OTHER CHARGES

3.01—Yearly Fixed Rent

        Tenant shall pay Yearly Fixed Rent in installments equal to the Monthly Payment in advance on the first day of each month during the term hereof. The Monthly Payment shall be prorated for portions of a calendar month at the beginning or end of said term and shall be adjusted in proportion to adjustments of Yearly Fixed Rent. All rent and other payments shall be made to Landlord or to such agent and at such place as Landlord shall from time to time in writing designate, the following being now so designated: Boston Federal Associates c/o Farley White Management Company, LLC 155 Federal Street, Suite 1200 Boston, Massachusetts 02110

3.02—Definition of Operating Costs

        Landlord will determine as of the last day of each calendar year the operating costs per annum of the Building and all exterior courtyards, sidewalks, landscaping and the like located outside of the Building but being related thereto (hereinafter referred to in toto for purposes of this Section as the "Building") including without limitation:

        (a)   all salaries, wages, fringe benefits, payroll taxes and workmen's compensation insurance premiums related thereto of and for Landlord's employees engaged in the operation of the Building;

        (b)   all costs, including moneys paid to utility companies and the City of Boston, related to providing electricity, heat, air-conditioning, steam and water (including sewer charges or rentals) to the Building;

        (c)   all costs of any insurance carried by Landlord related to the Building, including without limitation any fire, casualty, pressure vessel and liability insurance;

        (d)   all costs, including material and equipment costs, for cleaning and janitorial services (including window cleaning);

        (e)   all costs of repair, replacement and other work relating to the maintenance of the Building including without limitation all such work necessary to keep the heating and air-conditioning equipment, elevators and other portions of the Building in a first-class condition; and

        (f)    costs of all service contracts, management fees and all other reasonable expenses related to the foregoing items (a) through (e) of the Building incurred by Landlord.

        For purposes of the preceding definition, such operating costs shall specifically include the cost (amortized with interest on such reasonable basis as Landlord shall determine) of any capital improvement or replacement (including without limitation any equipment installed as a fixture) made by Landlord for the purpose of (a) reducing other operating costs or (b) complying with any governmental requirement (including without limitation any law, ordinance, regulation or bylaw) which was not applicable to the initial construction of the Building. As of the Lease execution date, Landlord is not aware of any outstanding government compliance matters that would result in a Building recoverable operating cost.

        For purposes of the preceding definition, such operating costs shall specifically exclude the following items:

        a)    interest and principal payments on mortgage debt;

        b)    capital improvements other than those described above;

        c)     ground rental payments;

        d)    depreciation of the Building;

        e)    salaries and other compensation of executive officers of the Landlord;

        f)     income or franchise taxes or other such taxes imposed or measured by the income of the Landlord from the operation of the Building;

        g)     legal expenses incurred in connection with enforcing tenant lease obligations and negotiations with prospective tenants;

        h)    any expenditure for which the Landlord has been reimbursed by a third party such as an insurance company;

        i)     advertising, promotional and marketing expenses;

        j)     real estate brokerage and leasing commissions;

        k)    expenses in connection with repairs or other work occasioned by the exercise of the right of eminent domain;

        l)     debt costs or the costs of financing or refinancing;

        m)   Landlord's general partnership overhead not related to management of the building;

        n)    contributions to operating expense reserves; and,

        o)    bad debt loss, rent loss or reserves for bad debt or rent loss.

        Landlord agrees to keep books and records showing operating costs in accordance with a system of accounts and accounting practices consistently maintained on a year-to-year basis to assist Landlord in making such determination.

        Provided that Tenant shall have first paid all of amounts due and payable by Tenant pursuant to this Article III and upon written notice of Tenant within 30 days of the receipt of a final statement (but not more than once with respect to any Operating Year), Tenant may cause Landlord's books and records to be audited with respect to operating costs and Tenant charges applicable to the Building for such Operating Year. The audit shall be performed within 30 days of Landlord's receipt of notice by a certified public accountant selected by Tenant at Tenant's sole cost and expense and at a mutually agreeable time and place where the books and records are customarily kept by the Landlord (or property manager) in the ordinary course. During such time of audit Tenant shall pay its full share of operating expenses. If it is determined that there are any amounts owed Tenant or Landlord as a result of said audit, such amount shall be reimbursed to the other within 30 days of said audit results. Tenant shall keep the results of any such audit confidential and shall not disclose the results of such inspection nor the content of such books and records with any third party other than Tenant's consultants and attorneys. Failure of Tenant to provide Landlord with a written request to review such books and records in a timely manner pursuant to this Article 3 with respect to each Operating Year shall be deemed a waiver of Tenant's rights hereunder with respect to such Operating Year.

3.03—Tenant's Share of Operating Costs

        In the event such determination results in an increase in such operating costs per annum over the Operating Cost Base, Tenant shall pay as additional rent an amount, which shall be equal to that figure obtained by multiplying such increase in operating costs by the Escalation Factor. The procedure for payment of such additional rent shall be as follows:

        A.    Following the end of each calendar year during the term of this lease, Landlord shall deliver to Tenant a certificate signed by Landlord setting forth:

          (a)   the increase in operating costs for such calendar year over the Operating Cost Base;

          (b)   Tenant's share thereof; and

          (c)   a statement that books and records with respect to operating costs have been maintained in accordance with Section 3.02 of this lease.

        B.    If such certificate shows an increase in operating costs for the calendar year to which it relates over the Operating Cost Base, Tenant shall pay to Landlord as additional rent within ten (10) days after the date of delivery of such certificate an amount equal to Tenant's share of such increase less any amounts previously paid by Tenant as additional rent on account of such increase. Such payment shall be prorated with respect to any partial calendar year included in the term hereof.

3.04—Tax Increase

        Tenant shall also pay to Landlord as additional rent hereunder Tenant's share of the amount of the increase in any tax year in the total of all real estate taxes assessed and levied on the Building and the parcel of land on which it is located over and above the Tax Base. Tenant's share of such increase in taxes shall be an amount, which shall be equal to the amount obtained by multiplying any such increase by the Escalation Factor. Payment of Tenant's share of any increase in taxes, less any amounts previously paid by Tenant as additional rent on account of such increase, shall be made. in installments proportionate to the installments in which said taxes are payable by Landlord, within fifteen (15) days after Landlord shall have delivered to Tenant a certificate signed by Landlord setting forth the amount payable by Tenant, to which certificate there shall be attached a legible copy of the applicable tax bill. In the event Landlord is required to pay any taxing authority any amounts which are in lieu of real estate taxes, such amounts shall be treated as increases in real estate taxes hereunder provided, however, that this sentence shall never be interpreted as meaning that Tenant has any responsibility to pay any increases in Landlord's city, state or federal income taxes. Such payment shall be prorated with respect to any partial tax year included in the term hereof. In the event that Landlord receives any refund of any tax increase of which Tenant has paid a share pursuant hereto, the same proportionate share of such refund, less the reasonable cost of securing the same, shall be credited against outstanding rent or other charges due from Tenant, if any, and any balance shall be refunded to Tenant.

3.05—Payments on Account

        Tenant shall, when requested by Landlord and with each Monthly Payment, make such payments in advance as Landlord shall reasonably determine to be sufficient to provide in the aggregate a fund adequate to pay, when due, all additional rent required pursuant to Sections 3.03 and 3.04. Any deficiency shall be payable within the time set forth in said Sections, and any surplus shall be credited against outstanding rent or other charges due from Tenant, if any, and any balance shall be refunded to Tenant.

3.06—Late Charge and Interest Clause

        If any monthly payment remains outstanding for more than of three (3) days after the date it is due, the Tenant shall pay to the Landlord an administrative fee equal to five (5) percent of the unpaid amount. In addition, Tenant shall pay to the Landlord interest at a rate of 1.5% per month on all sums whatever becoming due under this lease, and not paid within ten (10) days after their due date, if called upon the Landlord to do so.

ARTICLE IV—CONSTRUCTION OF PREMISES

        Prior to the delivery of said Premises to Tenant pursuant to Article II, Landlord shall perform in a good and workmanlike manner the work described in Exhibit C, "Landlord's Work". Landlord agrees to use reasonable efforts to substantially complete Landlord's Work (substantially complete shall mean that the Premises is available for occupancy and the work is complete with the exception of minor punch list items) by the Term Commencement Date, subject to delays beyond Landlord's reasonable control and delays caused by Tenant. Landlord shall not be liable to Tenant or any other party, and Tenant's obligations shall not be reduced hereunder in the event that the work is not substantially complete by the Term Commencement Date. All other work necessary to prepare said Premises for occupancy by Tenant shall be performed by Tenant at its own expense.

        For Tenant's work, if any, plans and/ or specifications shall be submitted to Landlord and must be approved by Landlord prior to commencement of any such work. Landlord shall have ten (10) days from the date of receipt of the plans to reasonably approve or disapprove said plans and specifications. In the event of disapproval, Landlord shall give prompt written notice of the same to Tenant and Tenant shall, as soon as possible thereafter, submit new plans and specifications for Landlord's approval corrected so as to reasonably satisfy Landlord's objections. Landlord agrees to cooperate reasonably with Tenant in the correction of disapproved plans and specifications. If the Landlord fails to approve or disapprove Tenant's plans in a timely manner, then Tenant's plans shall be deemed approved.

        All of Tenant's work shall be done at Tenant's sole risk and expense. Landlord shall not be a party to, nor incur any liability as a result of, any contract to perform Tenant's work. All of Tenant's work shall be done by such contractors, labor and means so that, as far as may be possible, such work shall be done without interruption on account of strikes, work stoppages or similar causes or delay. Tenant shall immediately remedy any mechanics' or materialmen's liens that may be attached to the Premises as a result of Tenant's work.

        Tenant's work shall be performed on behalf of Tenant by a general contractor reasonably approved by Landlord at Landlord's sole discretion. Prior to the commencement of Tenant's work, Tenant shall submit to Landlord a copy of the contract between the Tenant and Tenant's general contractor, a copy of the general contractor's certificate of insurance with limits reasonably satisfactory to Landlord naming Landlord and Landlord's property management agent as additional insureds, and when applicable, a copy of a building permit issued by the City of Boston. Upon completion of the work, Tenant shall deliver to Landlord a certificate of use and occupancy from the Boston Building Department.

        The installation of furniture, telephone equipment and wiring, office equipment, shelving, and decorations, etc., may be performed by a contractor selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld.

ARTICLE V—ELECTRICITY

        Tenant shall be separately metered and shall purchase the electrical energy required by Tenant for operation of the lighting fixtures, equipment, appliances, and supplemental A/C equipment in the Premises directly from the public utility company serving the Building. Landlord shall not be liable in any way to Tenant for any failure or defect in the supply or character of electrical energy furnished to said Premises by reason of any requirement, act or omission of said public utility company. Tenant's use of electrical energy in said Premises shall not at any time exceed the capacity of any of the electrical conductors and equipment in or otherwise serving said Premises.

ARTICLE VI—SERVICES PROVIDED BY LANDLORD

        Landlord shall furnish the following services:

        (a)   heat and air-conditioning to maintain the Premises at comfortable temperatures, during the regular business hours of 8:00 AM to 6:00 PM Monday through Friday and Saturdays from 8:00 AM until 1:00 PM, provided, however, that Landlord agrees to provide, at $60.00 per hour, heating and/or air-conditioning for the Premises on other than regular business hours but only in the event Tenant gives notice to Landlord that Tenant will require such off-hours heating and/or air-conditioning by 3:00 P.M. of the business day preceding the day on which such off-hours services will be required by Tenant;

        (b)   elevator service, which may be reduced after business hours and on weekends and holidays as demand permits;

        (c)   water for ordinary drinking, cleaning, lavatory and toilet facilities;

        (d)   cleaning and janitor service equal in scope, quality and frequency to that provided in first-class office Buildings in the City of Boston; and

        (e)   repairs necessary to maintain the roof and other structural portions of the Building and the common areas and facilities serving the Premises in as good condition as the same are in at the commencement of said term, damage by fire or casualty and reasonable use and wear excepted.

        Landlord shall not be liable to anyone for interruption in or cessation of any service rendered to the Premises or Building or agreed to by the terms of this lease, due to any accident, the making of repairs, alteration or improvements, labor difficulties, trouble in obtaining fuel, electricity, service or supplies from the sources from which they are usually obtained for said Building, or any cause beyond the Landlord's reasonable control.

        In the event Tenant wishes to provide outside services for the Premises over and above those services to be provided by Landlord as set forth herein, Tenant shall first obtain the prior written approval of Landlord for the installation and/ or utilization of such services. "Outside services" shall include but shall not be limited to cleaning and moving services, television and so-called "canned music" services, security services, cafeteria services and the like. In the event Landlord approves the installation and/or utilization of such services, such installation, utilization, maintenance and repair shall be at Tenant's sole cost, risk and expense.

ARTICLE VII—TENANT'S COVENANTS

        Tenant acknowledges by entry thereupon that said Premises are in good and satisfactory order, repair and condition, and covenants during such time as Tenant holds any part of said Premises:

        (a)   to pay, when due, all rent and other charges set forth herein;

        (b)   to keep said Premises in as good repair and condition as the same are in at the commencement of said term, or may be put in thereafter, damage by fire or unavoidable casualty and reasonable use and wear excepted, and, at the termination of this lease, peaceably to yield up said Premises and all additions and alterations thereto in such good order, repair and condition, first removing all goods and effects not attached to the Premises and any customary trade fixtures (unless Tenant is in default hereunder and Landlord has not requested the removal of such fixtures), restoring said Premises to their former condition and repairing all other damage caused by such removal, and leaving the Premises broom clean;

        (c)   not to injure, deface or overload said Premises or Building; not to permit on said Premises any auction sale, inflammable fluids, chemicals, nuisance, objectionable noises or odor; not to permit the use of said Premises for any purpose other than set forth herein or any use thereof which is improper, offensive, contrary to law or ordinance, or liable to invalidate or increase the premiums for any insurance on the Building or its contents or liable to render necessary any alterations or additions to the Building;

        (d)   not to obstruct in any manner any portion of the Building not hereby demised or the sidewalks or approaches to said Building or any inside or outside windows or doors; and to conform to all reasonable rules and security regulations now or hereafter made by Landlord and noticed to Tenant for the care and use of said Premises, the Building, its facilities and approaches;

        (e)   not to assign this lease or make any sublease or other occupancy arrangement without on each occasion obtaining prior written consent of Landlord which consent shall not be unreasonably withheld, delayed, or conditioned. In the event of a proposed assignment or subletting, Landlord shall also have the right, by notice to Tenant, to terminate this Lease in the event of an assignment as to all of the Premises and, in the event of a sublease, as to the subleased portion of the Premises and to require that all or part, as the case may be, of the Premises be surrendered to Landlord for the balance of the Term (collectively "Recapture the Lease"). Notwithstanding the previous sentence, if, before entering into a proposed assignment or sublease, Tenant gives written notice to Landlord of Tenant's intention to sublease or assign, and Landlord does not, within fifteen (15) business days after Landlord's actual receipt of such written notice and all information requested by Landlord relating to such proposed assignment or subletting, inform Tenant that Landlord intends to Recapture the Lease, then Landlord may not Recapture the Lease by reason of such proposed assignment or subletting, provided that: (i) if Landlord consents to the proposed assignment or subletting, Tenant shall complete such assignment or sublease within one hundred twenty (120) days after the end of such thirty (30) day period, and (ii) nothing contained in this Section e shall be deemed to waive any of Landlord's rights to approve or disapprove a sublet or assignment.

        Notwithstanding the foregoing, Tenant may assign its entire interest under this Lease to an Affiliate of Tenant without the consent of Landlord, provided that all of the following conditions are satisfied and provided an Assumption Document (hereafter defined) is executed by the assignee and delivered to Landlord (a "Permitted Transfer"): (i) Tenant is not in default under this Lease beyond applicable notice and/or cure periods, (ii) Tenant's successor shall have a net worth which is at least equal to $100,000,000, (iii) Tenant shall give Landlord written notice not less than fifteen (15) days prior to the effective date of the proposed purchase, merger, consolidation, or reorganization. Tenant's notice to Landlord shall include information and documentation showing that each of the above conditions has been satisfied, and (iv) Tenant shall deliver to Landlord a recordable instrument satisfactory to Landlord (an "Assumption Document") containing a covenant of assumption of all of the obligations of Tenant hereunder by the transferee running to Landlord and all persons claiming by, through or under Landlord.

        For purposes hereof, (i) the term "Affiliate of Tenant" shall mean any entity which is controlled by, controls, or is under common control with Tenant or a successor to Tenant by purchase, merger, consolidation or reorganization; (ii) the term "control" shall mean ownership of not less than 51% of all shares of stock, partnership or membership interests in the controlled entity, including, without limitation, not less than 51% of all voting or management interests therein.

        (f)    not to install any fixtures or otherwise make any alterations or additions, nor to permit the making of any holes in any part of said Building, not to paint or place any signs, aerials or flagpoles, or the like, visible from outside of said Premises, not to permit anyone except the Tenant (including its employees, agents, and advisors) to use any part of the Premises for desk space or for the mailing privileges without on each occasion obtaining prior written consent of Landlord;

        (g)   to save Landlord harmless and indemnified from any injury, loss, claim or damage to any person or property while on said Premises if not due to negligence or willful misconduct of Landlord, and to any person or property anywhere occasioned by any omission, neglect or default of Tenant, or of employees or visitors of Tenant;

        (h)   not to move any safe, heavy equipment, freight, bulky matter or heavy fixtures in or out of the Building except at such times and in such manner as Landlord shall designate after written request from Tenant; and to place and maintain business machines and mechanical equipment in such settings as will most effectively reduce noise and vibration;

        (i)    not to place a load upon any floor of the Premises in excess of 75 pounds live load per square foot or in violation of what is allowed by law;

        (j)    to carry and maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Lease Term, and thereafter so long as Tenant is in occupancy of any part of the Premises, (a) a policy of commercial general liability insurance, written on an occurrence basis and including contractual liability coverage to cover any liabilities assumed under this Lease, insuring against all claims for injury to or death of persons or damage to property on or about the Premises or arising out of the use of the Premises, including products liability, and completed operations liability, and (b) automobile liability insurance covering all owned vehicles, hired vehicles, and all other non-owned vehicles. Each such policy shall designate Tenant as a named insured and Landlord, its managing agent, and any mortgagees (as may be set forth in a notice given from time to time by Landlord) shall be named as additional insureds, as their interests appear.

        Each such policy shall expressly provide that it shall not expire or be amended or canceled without at least thirty (30) days' prior written notice to Landlord in each instance and that the interests of Landlord there under or therein shall not be affected by any breach by Tenant of any policy provision, and a duplicate original or certificate thereof shall be delivered to Landlord. The minimum limits of liability of such insurance shall be bodily injury and property damage combined single limit of $3,000,000 per occurrence. The Landlord shall have the right from time to time to increase such minimum limits upon notice to Tenant, provided that any such increase shall provide for coverage in amounts similar to like coverage being carried on like property in the greater Boston area.

        To carry and maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Lease Term, and thereafter so long as Tenant is in occupancy of any part of the Premises, a policy insuring any leasehold improvements paid for by Tenant and all fixtures, equipment, and other personal property of Tenant against damage or destruction by fire or other casualty in an amount equal to the full replacement cost of such property. Tenant shall also maintain insurance against such other hazards as may from time to time reasonably be required by Landlord or the holder of any mortgage on the Premises, provided that such insurance is customarily carried in the area in which the Premises are located on property similar to the Building and that Tenant receives written notice specifying all such additional insurance as may be required. At Landlord's request, any such policies of insurance shall name any such mortgagee as loss payee under a standard mortgagee's clause.

        (k)   to hold all property of Tenant, including Tenant's fixtures, furniture, equipment and the like, at Tenant's own risk and to pay when due all municipal, county or state taxes assessed during the term of this lease against any leasehold interest or personal property of any kind owned or placed in, upon or about said Premises by Tenant;

        (l)    to permit Landlord or its designees to examine the Premises at reasonable times, and, if Landlord shall so elect, to make any repairs or additions Landlord may reasonably deem necessary, and, at Tenant's expense to remove any alterations, additions, signs, awnings, aerials or flagpoles, or the like, not consented to in writing; and to show the Premises to prospective purchasers, lenders and tenants; and to keep affixed to any suitable part of the Premises during the three months preceding the expiration of said term appropriate notices for letting or selling;

        (m)  to permit Landlord at any time or times to decorate and to make, at its own expense, repairs, alterations and additions, structural or otherwise, in or to the Building or any part thereof, and during such operations to take into and through said Premises or any part of the Building all materials required and to close or temporarily suspend operation of entrances, doors, corridors, elevators or other facilities, Landlord agreeing, however, that it will endeavor to carry out such work in a manner which will cause Tenant minimum inconvenience;

        (n)   to pay Landlord's expenses, including reasonable attorney's fees, incurred in enforcing any obligation of this lease which has not been complied with;

        (o)   not to install any vending machines in the Premises without first obtaining Landlord's written approval; and

        (p)   to comply with all rules and regulations which Landlord may establish from time to time for the orderly and efficient management and operation of the Building, including without limitation those rules and regulations attached hereto as Exhibit B and made a part hereof.

ARTICLE VIII—SUBORDINATION AND NON-DISTURBANCE

        This Lease shall be subject and subordinate to any mortgage ("Mortgage") or ground lease ("Ground Lease") now or hereinafter placed on or affecting the Lot, the Building, or both, or any portion or portions thereof or interest therein, which are separately and together hereinafter in this Article VIII referred to as the "affected premises," and to each advance made or hereafter to be made under any Mortgage, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions of any Mortgage or Ground Lease.

        In the event that any mortgagee or its successor in title or any ground lessor shall succeed to the interest of Landlord, then Tenant shall and does hereby agree to attorn to such mortgagee or successor or ground lessor and to recognize such mortgagee or successor or ground lessor as its Landlord. Any claim by Tenant under the Lease against the mortgagee or such successor or ground lessor shall be satisfied solely out of the mortgagee's or such successor's or ground lessor's interest in the Premises and Tenant shall not seek recovery against or out of any other assets of mortgagee or such successor or ground lessor.

        Within three (3) business days after the Lease Execution Date, Landlord shall initiate a request to the mortgagee and Landlord shall thereafter use commercially diligent efforts to obtain from the mortgagee on Tenant's behalf an agreement on the part of such mortgagee to not disturb Tenant's rights of possession hereunder in substantially the form attached hereto as Exhibit D with such changes therein that the parties thereto reasonably agree.

        At any other time during the Term of the Lease and conditioned upon Tenant not being in default under any of the terms of this Lease, subsequent to the Term Commencement Date and upon Tenant's delivery of an estoppel certificate accepting the Premises and acknowledging that Landlord has completed the Landlord's Work in accordance with the provisions hereof, Landlord shall use commercially diligent efforts to obtain from any mortgagee or ground lessor on Tenant's behalf an agreement on the part of such mortgagee or ground lessor to not disturb Tenant's rights of possession hereunder in substantially the form attached hereto as Exhibit D with such changes therein that the parties thereto reasonably agree.

        Notwithstanding the foregoing, any mortgagee may at its election subordinate its Mortgage to this Lease without the consent or approval of Tenant. This Article 8 shall be self-operative. Notwithstanding the foregoing, Tenant agrees to execute and deliver promptly any certificates or instruments reasonably requested by Landlord or any mortgagee or ground lessor to carry out or evidence the subordination and attornment agreements contained in this Article 8.

ARTICLE IX—CASUALTY AND TAKING

        In case the Premises or Building, or any substantial part thereof, shall be taken by any exercise of the right of eminent domain or shall be materially destroyed or damaged by fire or unavoidable casualty or by action of any public or other authority, or shall suffer any material direct or consequential damage for which Landlord and Tenant, or either of them, shall be entitled to compensation by reason of anything done in pursuant of any public or other authority during this lease or any extension thereof, then this lease shall terminate at the election of Landlord, which election may be made notwithstanding Landlord's entire interest may have been divested; and if Landlord shall not so elect, then in case of such taking, destruction or damage rendering the Premises unfit for use and occupation, a just proportion of said rent according to the nature and extent of the injury shall be abated until the Premises, or in the case of a partial taking what may remain thereof, shall have been put in proper condition for use and occupation. Except for any relocation award payable directly to Tenant, Landlord reserves and excepts all rights to damages to said Premises and Building and the leasehold hereby created, now accrued or hereafter accruing by reason of anything lawfully done in pursuance of any public or other authority; and by way of confirmation, Tenant grants to Landlord all Tenant's rights to such damages and covenants to execute and deliver such further instruments of assignment thereof as Landlord may from time to time request. Landlord shall give Tenant notice of its decision to terminate this lease or restore said Premises within sixty (60) days after any occurrence giving rise to Landlord's right to so terminate or restore.

ARTICLE X—LANDLORD'S REMEDIES

        If Tenant shall neglect or fail to make any payment of rent or other charges within five (5) days of the due date thereof, or if Tenant shall fail to cure a default in the performance of any other of Tenant's covenants within thirty (30) days after date of notice of such default from Landlord or if the Premises shall be abandoned, or if the leasehold hereby created shall be taken on execution, or by other process of law, or if any assignment shall be made of Tenant's property for the benefit of creditors, or if a receiver, guardian, conservator, trustee in bankruptcy or similar officer shall be appointed by a court of competent jurisdiction to take charge of all or any part of Tenant's property, or if a petition is filed by Tenant under any bankruptcy or insolvency law, or if a petition is filed against Tenant under any bankruptcy, or insolvency law and the same shall not be dismissed within sixty (60) days from the date upon which is filed, then, and in any of said cases, Landlord lawfully may immediately or at any time thereafter declare the term of this lease ended and enter upon the Premises and repossess the same and expel Tenant and those claiming through or under Tenant and remove their effects, without prejudice to any remedies which might otherwise be used for arrears of rent or previous breach of covenant; and Tenant covenants that in case of such termination, Tenant will forthwith pay to Landlord as damages a sum equal to the amount by which the rent and other payments called for hereunder for the remainder of the original term and of any extension thereof exceed the fair rental value of said Premises (as determined through a commercially reasonable appraisal process) for the remainder of the original term and of any extension thereof, and, in addition thereto, will during the remainder of the original term and of any extension thereof, pay to Landlord on the last day of each calendar month the difference, if any, between the rental which would have been due for such month had there been no such termination and the sum of the amount being received by Landlord as rent from occupants of the Premises, if any, and the applicable prorated amount of the damages previously paid to Landlord.

        Without thereby affecting any other right or remedy hereunder, at its sole option Landlord may cure for Tenant's account any default by Tenant hereunder which remains uncured after thirty (30) days' notice of the default from Landlord to Tenant; and the cost to Landlord thereto shall be deemed to be additional rent and shall be added to the installment of rent next accruing or to any subsequent installment of rent, at Landlord's election.

        Any and all rights and remedies which Landlord may have under this lease or by operation of law, either at law or in equity, upon any breach, shall be distinct, separate, and cumulative and shall not be deemed inconsistent with each other; and no one of them, whether or not exercised by Landlord, shall be deemed to be in exclusion of any other, and any two or more of all such rights and remedies may be exercised at the same time.

ARTICLE XI—WAIVER OF SUBROGATION

        Landlord and Tenant shall each use its best efforts to cause all policies of fire, extended coverage, and other physical damage insurance covering the Premises, the Building, and any property therein to contain the insurers' waiver of subrogation and consent to pre-loss waiver of rights over by the insured. Effective only when permitted by the policy or when use of its good faith efforts could have obtained such a clause at no additional cost or premium (unless the other party agrees to pay the same), Landlord and Tenant respectively waive all claims and rights to recover against the other in event of insured loss or damage to the extent of insurance proceeds collected by the damaged party.

ARTICLE XII—TENANT ESTOPPEL

        Promptly at Landlord's request from time to time Tenant shall furnish to Landlord (or as Landlord may direct) Tenant's written and duly signed certification that this lease is in full force and effect without amendment (or with such changes as may then be effective, which shall be stated in the certificate), that Tenant has no defense, offset, or counterclaim against its rent payment or other obligations hereunder, the dates to which rent and other charges have been paid, and that neither Landlord nor Tenant is in default under this lease (or specifying any default of either party in detail in the certificate). Any prospective purchaser or mortgagee may rely on such certifications.

ARTICLE XIII—MISCELLANEOUS

13.01—Waivers

        No consent or waiver, express or implied, by either party, to or of any breach of any covenant, condition or duty of the other, shall be construed as consent, or waiver to or any other breach of the same or other covenant, condition or duty.

13.02—Notices

        Any notice from Landlord to Tenant or from Tenant to Landlord shall be deemed duly served if mailed by certified mail or overnight express mail with receipt of delivery, if to Tenant, at said Premises after the term of this lease has commenced and, prior to that time Tenant's Original Address or if to Landlord at the place from time to time established for the payment of rent. Any notices served on the Tenant shall be to the attention of the then-current Chief Financial Officer of Tenant with a copy to the then-current General Counsel of Tenant. Notices to Tenant may also be duly served in hand.

13.03—Successors and Assigns

        The covenants and agreements of Landlord and Tenant shall run with the land and be binding upon and inure to the benefit of them and their respective heirs, executors, administrators, successors and assigns, but no covenant or agreement of Landlord, express or implied, shall be binding upon any person except for defaults occurring during such person's period of ownership nor binding individually upon any fiduciary, any shareholder or any trustee or beneficiary under any trust.

13.04—Definition of "Tenant"

        If Tenant is more than one person or party Tenant's obligations shall be joint and several. Unless repugnant to the context, "Landlord" and "Tenant" mean the person or persons, natural or corporate, named above as Landlord and Tenant respectively, and their respective heirs, executors, administrators, successors and assigns (subject to Landlord's consent where required herein).

13.05—Notice of Lease

        Landlord and Tenant agree that this lease shall not be recorded. If either party desires to enter into a Notice of Lease for recording purposes, the other shall promptly execute such Notice of Lease in statutory form.

13.06—Headings

        The headings herein contained are for convenience and shall not be construed a part of this lease.

13.07—Hold Over

        If Tenant holds over in occupancy of the Premises after the expiration of the Term, Tenant shall become a tenant at sufferance only, at a rental rate equal to one hundred and fifty (150%) percent of the Rent in effect at the end of the Term for the first 60 days after the term expiration and thereafter at two hundred (200%) of the Rent in effect at the end of the end of the Term, and otherwise subject to the terms and conditions herein specified, so far as applicable, and shall be liable for all damages sustained by Landlord on account of such holding over. This Section shall not operate as a waiver of any right of reentry provided in this Lease, and Landlord's acceptance of rent after expiration of the Term or earlier termination of this Lease shall not constitute consent to a holdover or result in a renewal. If Tenant fails to surrender the Premises upon the expiration of the Term or earlier termination despite demand by Landlord to do so, Tenant shall indemnify and hold Landlord harmless from all loss or liability, including, without limitation, any claim made by any succeeding tenant resulting from such failure.

13.08—Letter of Credit.

        Within fourteen (14) days of the Lease Execution Date Tenant shall deliver to Landlord an unconditional, irrevocable and transferable letter of credit, naming Landlord and its successors and assigns as beneficiary, in the amount of Three Hundred Thousand U.S. Dollars ($ 300,000.00) (the "Letter of Credit"), which shall be held by Landlord or its agent, as security, for the full and faithful performance of Tenant's obligation herewith. The Letter of Credit shall be issued by a commercial bank headquartered in the continental United States of America (or other bank satisfactory to and approved by Landlord) which has capital assets of at least $1,000,000,000 and capital reserves of at least $250,000,000, and which is a member of the Federal Reserve System ("Issuing Bank"). Upon the occurrence of any default by Tenant hereunder, Tenant agrees that Landlord may from time to time, without prejudice to any other remedy, make demand for the principal amount of the Letter of Credit to the extent necessary to make good any damage, injury, expense incurred by Landlord by virtue of such default and/or to pay any damages payable to Landlord by virtue of such default, and may thereafter apply such proceeds to any such damage, injury or expense. Tenant shall not have the right to call upon Landlord to draw upon the Letter of Credit to cure any default or fulfill any obligation of Tenant, but such use shall be solely in the discretion of Landlord. Upon any conveyance of the Premises by Landlord to Landlord's grantee or transferee, the Letter of Credit thereon may be assigned by Landlord to Landlord's grantee or transferee and Tenant shall cooperate to the extent necessary to effect such assignment. Upon any such assignment, Tenant hereby releases Landlord herein named of any and all liability with respect to the Letter of Credit, its application and return, and Tenant agrees to look solely to such grantee or transferee. It is further understood that this provision shall also apply to subsequent grantees and transferees.

        In addition, Landlord shall return the Letter of Credit to Tenant within thirty (30) days after the expiration of the initial Term of this Lease or the termination of this lease provided that at such time there exists no breach of any undertaking of Tenant. In the event that the Issuing Bank closes or threatens to close during the Term, Tenant shall immediately deliver a letter of credit to replace the Letter of Credit (if then held by Landlord) (the "Original Letter of Credit"), which letter of credit (the "Substitute Letter of Credit") shall be identical in form and substance to the Original Letter of Credit unless Landlord in its sole but reasonable discretion approves any discrepancies. The Substitute Letter of Credit shall be issued by a commercial bank headquartered in the continental United States of America (or other bank satisfactory to and approved by Landlord) which has capital assets of at least $1,000,000,000 and capital reserves of at least $250,000,000, and which is a member of the Federal Reserve System. Tenant's failure to deliver the Substitute Letter of Credit to Landlord within fifteen 15 business days of written demand from Landlord shall constitute a material breach and default hereunder, which shall entitle Landlord to exercise any of the rights and remedies set forth in this Lease. Furthermore, if the Letter of Credit or Substitute Letter of Credit, as the case may be, has an expiration date that occurs prior to the date which is thirty (30) days after the expiration of the initial Term of this Lease, and the Landlord receives notice that the Letter of Credit or Substitute Letter of Credit, as the case may be, will not be extended beyond such expiration date, Landlord may draw upon the full amount of the Letter of Credit or Substitute Letter of Credit, as the case may be, and thereafter hold such amount as a security deposit otherwise subject to the terms hereof, for the full and faithful performance of Tenant's obligation herewith or Landlord may hold Tenant in default of it's obligations under this lease and pursue all of its remedies under said lease. Upon the request of

Landlord, from time to time, Tenant shall make arrangements satisfactory to Landlord in its reasonable discretion for the transfer of any Letter of Credit to any successor landlord or mortgagee of the Property, and from any such mortgagee to Landlord or any successor mortgagee.

        Any security deposit held by Landlord or its agent, as security, for and during the Term, shall be returned to Tenant within thirty (30) days after the expiration of the Term or the termination of this lease provided there exists no breach of any undertaking of Tenant. Upon the occurrence of any default by Tenant hereunder, Tenant agrees that Landlord may apply all or any part of the Security Deposit together with accrued interest, if any, thereon to any obligation of Tenant hereunder. If all or any portion of the security deposit is applied to any obligation of Tenant hereunder, Tenant shall immediately upon request by Landlord restore the security deposit to its original amount. Tenant shall not have the right to call upon Landlord to apply all or any part of the security deposit to cure any default or fulfill any obligation of Tenant, but such use shall be solely in the discretion of Landlord. Upon any conveyance of the Premises by Landlord to Landlord's grantee or transferee, the security deposit together with accrued interest, if any, thereon may be delivered by Landlord to Landlord's grantee or transferee. Upon any such delivery, Tenant hereby releases Landlord herein named of any and all liability with respect to the security deposit, its application and return, and Tenant agrees to look solely to such grantee or transferee.

13.09 Option to Extend

        Tenant may elect to extend the Term of this Lease for one (1) five- (5) year period (the "Extension Term"), by giving Landlord notice of such election no later than nine (9) months prior to the Expiration Date. Such extension shall be upon the terms, covenants, and conditions contained in this Lease except that Tenant shall have no further right to extend the Lease Term and except that the Base Rent for the Extension Term shall be at fair market rent for comparable space in comparable properties in the downtown Boston area and not less than the then current Base Rent.

        If Landlord and Tenant are unable to agree on the amount of such fair market rent by the date that is thirty (30) days after the date of Tenant's election notice based on rental rates and terms for comparable space in the downtown Boston area, then Landlord shall promptly specify in writing the rent (the Landlord's Rental Rate") at which Landlord is willing to lease the Premise for the Extension Term and Tenant shall promptly specify in writing the rent (the "Tenant's Rental Rate") which Tenant is willing to pay for the Premises for the Extension Term and the amount of the fair market rent shall be established by appraisal in the following manner. The Landlord and Tenant shall each appoint one appraiser and the two appraisers so appointed shall determine the fair market rent within thirty days of Tenant's election notice. If such appraisers are unable to agree on the amount of such fair market rent within such 30-day period, they shall appoint a third appraiser within ten (10) days of the expiration of such period, who shall be instructed to select, as between the rents chosen by the two appraisers, the rent that is closest to the third appraiser's estimate of Fair Market Rent. The fair market rent shall be the amount so selected by the third appraiser and shall be conclusive on the Landlord and Tenant.

        Each party shall bear the cost of its appraiser. If the rental rate as so determined is equal to or greater than Landlord's Rental Rate, then Tenant shall pay the entire cost of the third appraiser and if such rate as so determined is equal to or less than Tenant's Rental Rate, then Landlord shall pay the entire cost of the third appraiser. If the rate is between the Landlord's Rental Rate and the Tenant's Rental Rate, then Landlord and Tenant shall share the cost equally.

        Until such time as the fair market rent is so determined, Tenant shall continue to pay Base Rent at the rate of $391,311.00 per annum in monthly installments of $32,609.25 with appropriate adjustment once the fair market rent is determined. The third appraiser's estimate shall be based on the data supplied and used by the original two appraisers and the findings made by the third appraiser shall be set forth in writing.

3.10 Right of First Offer

        Tenant shall have during the initial Term a right of first offer to lease any contiguous space on the 3rd, 4th or 5th floor of the Building on the following terms and conditions:

        a)    After Landlord receives significant interest from any party to lease all or any portion of the Offer Space, Landlord shall notify Tenant in writing (the "Offer Notice") of the terms and conditions upon which Landlord is willing to lease such space (the "Offer Space") to Tenant which terms shall include rent at a fair market rate.

        b)    Within five business (5) days after the receipt of the Offer Notice, Tenant shall accept or reject the offer stated therein (failure to respond shall be deemed to be a rejection);

        c)     If Tenant accepts the offer set forth in the Offer Notice, the parties shall execute an amendment to this Lease to incorporate the Offer Space within the Premises on the terms set forth in the Offer Notice. If Tenant rejects or is deemed to have rejected the offer set forth in the Offer Notice, Landlord shall thereafter have the right to lease the Offer Space to a third party on any terms the Landlord deems advisable for a rent and additional rent not more than 15% more favorable than that offered to Tenant in the Offer Notice. Landlord may offer one five (5) year renewal option to any party leasing the Offer Space.

        WITNESS the execution hereof in duplicate under seal as of the Execution Date.

LANDLORD: KNH REALTY TRUST
By:	/s/ JOHN F. POWER John F. Power Trustee
TENANT: POINT THERAPEUTICS, INC.
By:	/s/ MICHAEL P. DUFFY By: Michael P. Duffy Its: Senior Vice President and Secretary

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155 FEDERAL STREET Boston, Massachusetts LEASE By and Between KNH REALTY TRUST and POINT THERAPEUTICS, INC.
TABLE OF CONTENTS
REFERENCE DATA
ARTICLE I—PARTIES AND PREMISES
ARTICLE II—TERM
ARTICLE III—RENT AND OTHER CHARGES
ARTICLE IV—CONSTRUCTION OF PREMISES
ARTICLE V—ELECTRICITY
ARTICLE VI—SERVICES PROVIDED BY LANDLORD
ARTICLE VII—TENANT'S COVENANTS
ARTICLE VIII—SUBORDINATION AND NON-DISTURBANCE
ARTICLE IX—CASUALTY AND TAKING
ARTICLE X—LANDLORD'S REMEDIES
ARTICLE XI—WAIVER OF SUBROGATION
ARTICLE XII—TENANT ESTOPPEL
ARTICLE XIII—MISCELLANEOUS